PITTSBURGH & WEST VIRGINIA RAILROAD

Instructions for Completing Certificate of Subscription Rights
Please read the Prospectus as well as the Rights Certificate and related instructions before completing your Certificate

As the registered owner of the enclosed Certificate of Subscription Rights (the “Rights Certificate”), you are entitled to subscribe for common shares of beneficial interest, no par value (“Common Shares”), of Pittsburgh & West Virginia Railroad (the “Company”) in the Company’s rights offering at the subscription price (the “Subscription Price”) of $9.00 per Common Share and upon the terms and subject to all of the conditions set forth in the enclosed prospectus, dated February [   ], 2011 (the “Prospectus”), the Rights Certificate and these instructions.  The number of rights you hold and the number of Common Shares for which you are entitled to subscribe are set out in the Rights Certificate.  Please read these documents carefully before making any investment decisions.

As a holder of the enclosed Rights Certificate, you may:

1.	Purchase Common Shares through the exercise of part or all of your rights to subscribe for 1.00 Common Share at the Subscription Price for every right that you hold.

2.	Allow part or all of your rights to expire unexercised.

The method of delivery of the Rights Certificate and of the payment of the Subscription Price to StockTrans Inc. (the “Subscription Agent”) is at your election and risk.  If you send your Rights Certificate and payments by mail, we suggest that you send them by registered mail, properly insured.  You should allow sufficient time to ensure delivery to the Subscription Agent prior to the expiration date of March 16, 2011, unless the rights offering is extended by the Company (the “Expiration Date”).

To Subscribe for Common Shares

You may subscribe for Common Shares in the rights offering by completing the Rights Certificate in the following manner:

If you wish to exercise some or all of your rights, enter the number of Common Shares being subscribed for on the reverse of the Rights Certificate.  You are entitled to subscribe for 1.00 Common Share at the Subscription Price for every right that you hold.  Please be sure that you own a sufficient number of rights to subscribe for the Common Shares you want to purchase.  Multiply the number of Common Shares subscribed for by $9.00, the Subscription Price, and enter the total of the dollar amounts the line reading “Total Amount Enclosed,” which amount should be enclosed with the Rights Certificate when it is delivered to the Subscription Agent or sent by wire transfer to the account of the Subscription Agent indicated.

If you do not indicate the number of Common Shares to be subscribed for on your Rights Certificate, or if you indicate a number of Common Shares that does not agree with the aggregate Subscription Price payment you delivered or the number of rights you hold, you will be deemed to have subscribed for the maximum number of whole Common Shares that may be subscribed for with the Rights Certificate and the aggregate Subscription Price payment you delivered.

Please sign the Rights Certificate in Section 1 where indicated.  Please see “Signature Guarantees” to determine whether you are required to obtain a signature guarantee.

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at the subscription price.

Execution of Rights Certificate

The signature(s) on the Rights Certificate should match in every detail the name(s) of the registered owner(s) printed on the Rights Certificate.  If there are joint owners of a Rights Certificate, each joint owner must sign the Rights Certificate.  All other information on the Rights Certificate should be printed or typed.

If the Rights Certificate is executed by an executor, administrator, trustee, guardian or other fiduciary, or by a corporation, and the Rights Certificate is not registered in the name of such fiduciary or corporation, the person executing the Rights Certificate must give his or her full title and furnish proper evidence of authority to act on behalf of the registered owner of the Rights Certificate.

If the Rights Certificate is executed by an attorney-in-fact (except where such execution is by a bank, trust company or broker as agent for the subscriber and the Common Shares are to be registered in the same name as stated on the Rights Certificate), evidence of authority to act must be furnished.

Signature Guarantees

Your signature on each Rights Certificate you deliver must be guaranteed by a bank, broker, dealer, credit union, national securities exchange, registered securities association, clearing agency or savings association, unless:

(1)	the Common Shares to be issued are to be issued in the name of the registered holder of the rights, as indicated on the Rights Certificate; or

(2)
the Rights Certificate is submitted for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority Inc., a commercial bank or trust company having an office or correspondent in the United States or a member firm of a Stock Transfer Association approved medallion program within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, exercising for your account.

Your guarantor should complete Section 3 of the Rights Certificate if you are required to obtain a signature guarantee.

Delivery of Rights Certificates

To exercise your rights, the properly completed and duly executed Rights Certificate and payment of the full Subscription Price for all Common Shares subscribed for must be mailed or delivered to the Subscription Agent as follows:

By Mail:	By Overnight Courier:
StockTrans Inc.	StockTrans Inc.
Attn: Subscription Dept.	Attn: Subscription Dept.
44 West Lancaster Ave	44 West Lancaster Ave
Ardmore, PA 19003	Ardmore, PA 19003

If you deliver your Rights Certificates and payments other than as set forth above, your delivery will not be valid.

The Subscription Price will be considered received by the Subscription Agent only upon receipt by the Subscription Agent of:

(a)
a wire transfer of immediately available funds, to the subscription account maintained by the Subscription  Agent at FirsTrust Bank, 1931 Cottman Avenue, Philadelphia, PA 19111, ABA: 236073801, Account #: 701313413, Account name: "StockTrans as Subscription Agent for Pittsburgh & West Virginia Railroad"; or

(b)	a certified or cashier’s check drawn upon a U.S. bank or of any postal, telegraphic or express money order payable to “StockTrans as Subscription Agent for Pittsburgh and West Virginia Railroad”.

Special Delivery

If you desire the Company’s transfer agent to mail you the Common Shares for which you subscribed, or any payment to which you are entitled as described in the Prospectus to a different address from the address shown on the front of your Rights Certificate, please fill in the new address in Section 2 of the certificate.

Validity of Subscription

The Company will determine all questions concerning the timeliness, validity, form and eligibility of any exercise of rights, which determinations will be final and binding.  In its sole discretion, the Company may waive any defect or irregularity, or permit a defect or irregularity to be corrected, or reject the purported exercise of any right because of any defect or irregularity.  Neither the Subscription Agent nor the Company is under any duty to notify you of any such defect or irregularity, and will not be held liable for any failure to notify you in that regard.  The Company also reserves the right to reject, in its sole discretion, any exercise not made in accordance with the terms of the rights offering, not in proper form or if it could be deemed unlawful or burdensome.

Issuance of Common Shares

The Company’s transfer agent will issue certificates representing Common Shares approximately 20 business days after the Expiration Date.  The Subscription Agent will retain all funds delivered to it in payment of the Subscription Price until such certificates are issued.  You will have no rights as a stockholder with respect to Common Shares subscribed for until the certificates are issued.

Further Information

For further information concerning the exercise of your rights, please contact the Company’s subscription agent, StockTrans, Inc., by calling, if you are located within the United States, Canada or Puerto Rico, (800) 733-1121 (toll free) or, if you are located outside the U.S., (610) 649-7300 (collect).